Merrill Lynch

Global Markets & Investment Banking Group

Scotia Capital™

February 20, 2007 Confidential Materials Prepared Regarding: Project Maple Tree Exhibit (c)(3)

Contact potential interested parties/respond to
unsolicited contacts, if any
Merrill Lynch to offer financing to prospective
purchasers
Negotiate and execute confidentiality agreements
Provide information to interested parties
Limit initial information to the company's
business model, its strategic positioning and
valuation drivers of the company
Management financial projections
Management presentations to interested parties
Financial diligence discussion with management/
follow-up calls as requested
Provide process letter which outlines bid
requirements and establishes bid deadline date
Receive initial proposals
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Project Maple Tree
Overview of Proposed Process
Go-shop Solicitation Period (22 days)
Go-Shop Tail Period (22 days)
Review and evaluate proposals received during the
go-shop period
Allow parties who submit a proposal with a
comparable level of consideration to the Apax
transaction to conduct confirmatory diligence
Provide access to company information -
business, financial, human resources,
technology, legal
Access to specific information related to
customers and producers to be evaluated for
each potential buyer
Provide access to management to support
confirmatory diligence
Negotiate price, terms, conditions and documents
in support of any superior proposals, as applicable

Project Maple Tree
Expected Timeline
Date Event
February 24 or 25  Maple Tree approval of transaction
February 26
Proposed announcement of transaction (before market open)
Early release of Q4-2006 earnings (before market open)
Unscheduled conference call to discuss Q4-2006 earnings
Beginning of go-shop solicitation period
Week of February 26
Calls to prospective buyers
Negotiate confidentiality agreements
Provide preliminary information
February 28
Scheduled release of Q4-2006 earnings (before market open)(1)
Scheduled 10:30am (ET) call to discuss Q4-2006 earnings(1)
File 2006 Form 10-K
Weeks of March 5 and 12
Management presentations
Buyer due diligence
March 19
(22 days from announement)
End of go-shop solicitation period
Deadline established to receive proposals
Week of March 19
Evaluate proposals
Negotiate with prospective buyers
Buyer confirmatory due diligence
Weeks of March 26 and April 2
Buyer confirmatory due diligence continues
Management meetings
Negotiate documents
April 9
(43 days from announcement)
End of go-shop tail period
Market holiday
February
S M T W T F S
1 2 3
4 5 6 7 8 9 10
11 12 13 14 15 16 17
18 19 20 21 22 23 24
25 26 27 28
March
S M T W T F S
1 2 3
4 5 6 7 8 9 10
11 12 13 14 15 16 17
18 19 20 21 22 23 24
25 26 27 28 29 30 31
April
S M T W T F S
1 2 3 4 5 6 7
8 9 10 11 12 13 14
15 16 17 18 19 20 21
22 23 24 25 26 27 28
29 30
____________________
(1) Expected to be superseded by the early release of earnings on February 26.

Project Maple Tree
Summary of Proposed Financing Terms and Conditions
Other Material Terms (1)
Capitalization ($ in millions)
____________________
(1) Terms subject to final negotiations with bidder.
(2) Revolving credit facility commitment of $100 million; unfunded at close.
(3) Includes impact related to the 2006 time period prior to completion of acquisitions which were closed in 2006.
Expected
Ratings
Facility / Security Amount ($mm) Tenor Pricing Outcome
Senior Secured Credit Facility
Revolver $100.0 6 years L+250 bps B2/B
Term Loan B 550.0 7 years L+250 bps B2/B
Senior Notes/Interim Loan
Senior Notes $235.0 8 years 9.25% Area B3/B-
Senior Sub. Notes/Interim Loan
Senior Subordinated Note $235.0 10 years 10.75% Area Caa1/CCC+
Bridge Commitment Terms
Senior Notes Senior Sub. Notes
Initial Pricing L + 425 bps L + 575 bps
Step-ups (after 6 months) +50 bps per quarter
Cash Caps 10.75% 12.25%
Total Financing $1,120.0
Covenants:
Net Senior Leverage maintenance covenant for
Revolver
No maintenance covenant for Term Loan B
Net Senior Leverage and Fixed Charge Coverage
Ratios incurrence covenants for Term Loan B
Ability to syndicate up to 49% of Bridge pre-close
Key conditions include:
Satisfactory review of Sponsor strategy and
financial model
Satisfactory review of Sponsor plan for
management and key employees
Company MAC (to conform to purchase
agreement)
Customary pricing flex
Current with SEC public filing reporting
requirements
Necessary approvals
Amount Multiple
Revolving credit facility
(2)
$0.0 0.0x
Term loan B 550.0 3.5x
Total bank debt $550.0 3.5x
Senior unsecured notes 235.0 1.5x
Total senior debt $785.0 5.0x
Senior subordinated notes 235.0 1.5x
Total debt $1,020.0 6.5x
2006E Adjusted EBITDA
(3)
$157.6

Disclaimers
Merrill Lynch prohibits (a) employees from, directly or indirectly, offering a favorable research rating or specific price target, or offering to change such rating or price target, as consideration or inducement for the receipt of business or for compensation, and (b) Research Analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investor clients.
This proposal is confidential, for your private use only, and may not be shared with others (other than your advisors) without Merrill Lynch's written permission, except that you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the proposal and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure.  For purposes of the preceding sentence, tax refers to U.S.
federal and state tax.  This proposal is for discussion purposes only.  Merrill Lynch is not an expert on, and does not render opinions regarding, legal, accounting, regulatory or tax matters.  You should consult with your advisors concerning these matters before undertaking the proposed transaction.
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